UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 23, 2007

CONNECTED MEDIA TECHNOLOGIES, INC
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-18689	06-1238435
Commission File Number)	( (IRS Employer Identification No.)

80 S.W. 8th Street
Suite 2230
Miami, Florida 33130
(Address of Principal Executive Offices)

(786) 425-0028
(Registrant’s Telephone Number, Including Area Code)

TRUST LICENSING, INC.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On March 21, 2007 the Company entered into a Loan Modification Agreement effective February, 2007 with Montgomery Equity Partner, Ltd. (“Montgomery”) pursuant to which the due date on outstanding promissory notes was extended to June 30, 2007 with interest accruing at 14%. The Agreement also provides that the Company may redeem the notes for a payment of $1 million with the convertible promissory note in the amount of $678,000 still remaining outstanding. Upon payment of the $1million Montgomery will release all liens and encumbrances it holds on the assets of the Company and will hold back for a period of 90 days from converting or selling and shares underlying the convertible note. Thereafter, Montgomery may convert and sell shares under the convertible notes in amount not to exceed $56,500 per calendar month. The conversion price shall be changes to $0.01 per share and a discount on the conversion price will change to 60% of the lowest bid price of the Company’s common stock during the 10 days immediately preceding the conversion rate. Upon payment of the redemption price the Company will issue to Montgomery a warrant to purchase 10% of the outstanding secured convertible debentures as of the maturity date. The warrant will be for seven years with an exercise price equal to $0.01.

ITEM 8.01 Other Events

(a)  Rothschild Trust Holdings, LLC, the licensor of various patents to the Company, has alleged, among other things, that the Company's license to these patents has been terminated. The patents licensed to the Company were included in the License and Royalty Agreement, by and between Rothschild Trust Holdings, LLC and the Company, dated as of January 31, 2006, The licensor has now claimed all right, title and interest in the subject intellectual property and has further asserted that any subsequent use or sublicense of the subject intellectual property will constitute infringement. The Company disagrees with the licensor's assertions concerning the Company's rights in the intellectual property, and is currently evaluating its options with counsel with respect to the continued use of the subject intellectual property rights. The dispute relates, in part, to the parties' differing interpretations of the terms of the License and Royalty Agreement, and the subsequent actions and conduct between the parties relating thereto. Although the Company intends to assert its rights to the intellectual property, the patents do not represent a material portion of the Company’s operating revenue.

(b) On March 23, 2007, the Company and its wholly-owned subsidiary Trust Licensing, Inc., were each served with a lawsuit from Irrevocable Trust Agreement Number III. Irrevocable Trust Agreement III. The lawsuit was commenced in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida. The lawsuit relates to amounts claimed owed to Irrevocable Trust Agreement Number III in the approximate total principal amount of $500,000, and also seeks various interest, costs, and fees. The claimed amounts, which are in dispute, relate primarily to certain promissory notes and for the reimbursement of business expenses. As previously reported by the Company, during the time in which these claims arose, Leigh M. Rothschild was a Director of the Company and a beneficiary of Irrevocable Trust Agreement Number III. The Company notes that, for purposes of fiscal conservatism, it has previously included portions of the claimed amounts as related party Notes Payable i its financial statements.

ITEM 9.01 Financial Statement and Exhibits

(d) Exhibits

10.1. Copy of Loan Modification Agreement.

99.1. Copy of Summons and Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTED MEDIA TECHNOLOGIES, INC.
                                            (Registrant)

By: /s/ Jeffrey W. Sass__________________
Jeffrey W. Sass, Chief Executive Officer

DATED: March 27, 2007